SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                CURRENT REPORT


       Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                                   of 1934


        Date of Report (Date of earliest event reported) July 21, 2000


                        DIALYSIS CORPORATION OF AMERICA
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           Florida                  0-8527               59-1757642
----------------------------     -----------         -------------------
(State or other jurisdiction     (Commission           (IRS Employer
      of incorporation)          File Number)        Identification No.)

      27 Miller Avenue, Lemoyne, Pennsylvania            17043
     ----------------------------------------         ----------
     (Address of principal executive offices)         (Zip Code)

      Registrant's telephone number, including area code (717) 730-6164
                                                         --------------

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Item 5.  Other Events

     On July 21, 2000, the Company entered into a Loan and Security Agreement with South Georgia Nephrology, P.C. ("SGN"), wholly owned by Dr. Andrew Queler, the medical director of our planned new dialysis facility in Georgia, to loan SGN up to $300,000 in periodic advances over an 18-month period to January 20, 2002, at an annual interest rate of 1% over prime. The loan is to provide SGN with working capital to establish and operate a medical practice and to purchase or lease real property and equipment necessary to operate a medical practice. The loan is evidenced by a promissory note requiring payments from the practice proceeds of SGN, defined as all the proceeds of the practice less base salaries and overhead. SGN many not re-borrow any amounts paid under the promissory note. The loan is secured by SGN's accounts receivable, fixtures, intangibles, furniture and equipment, as well as all of Dr. Queler's equity ownership of SGN. The parties simultane-ously entered into a Stock Transfer Restriction Agreement, restricting Dr. Queler from all transfer of his equity ownership of SGN, and automatically upon any transfer event, which term includes but is not limited to Dr.
Queler becoming incompetent or permanently disabled to be unable to provide medical services to SGN, is disqualified from practicing medicine, or other-wise terminates his relationship with SGN, his SGN ownership is transferred to the next designated medical director for the Company's Georgia dialysis facility. The Company is holding Dr. Queler's equity interest in escrow under the Loan and Stock Transfer Restriction Agreements. No advance has been made under the Loan Agreement to date. The Company's Georgia facility is in its initial stages of construction.

     On August 9, 2000, the Company loaned to its parent, Medicore, Inc., $200,000 for 30 days at an annual interest rate of 10%. The parent had previously borrowed $2,000,000 at the same interest rate, which is due January 26, 2001. These funds were loaned by the parent to Linux Global Partners, Inc., a private holding company investing in Linux software companies, under the same terms as its borrowings from the Company. The parent has a pro rata security interest in the Linux software companies in which Linux is investing, and also holds an 8% equity interest in Linux Global Partners. Thomas K. Langbein, Chairman of the Board and CEO of the Company and Medicore, of which parent he is also the President, is one of the directors of Linux Global Partners.

     The proposed merger with MainStreet IPO.com Inc. ("MainStreet") has been terminated and will not proceed. In October, 1999, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with MainStreet, pursuant to which it was proposed to effect a merger, among other proposed transactions, resulting in the Company's operations being owned 100% by its parent, Medicore, Inc. (presently, Medicore owns 59% of the equity of the Company), the Company becoming a wholly-owned subsidiary of MainStreet, and the Company's shareholders receiving MainStreet common stock. These proposed transactions were subject to the approval of the Company's public minority shareholders. That approval could only be obtained through a proxy solicitation for a special meeting of shareholders. MainStreet filed a registration statement with the Securities and Exchange Commission ("SEC") on February 9, 2000, which included the Company's proxy statement. No solicitation could be effected until such time that Main-Street's registration statement would be declared effective by the SEC.
The staff of the SEC provided extensive comments to MainStreet's registra-tion statement, including concerns as to regulatory issues relating to MainStreet's proposed operations. The Merger Agreement provided, among other factors, that the closing, which anticipated an effective registration and subsequent Company shareholder approval and satisfaction of all conditions of the Merger Agreement, would occur no later than May 31, 2000. Although the Company has been patient, too much time has elapsed without MainStreet's resolving its issues with the SEC, and without pursuing the initial amendment to its registration statement relating to the comments of the staff of the SEC, as well as the failure of certain of the conditions of the Merger Agreement, including, but not limited to, no material change in MainStreet's business, receipt of all consents and approvals of governmental authorities, and MainStreet's satisfying

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Nasdaq listing requirements.  Accordingly, under the terms and conditions of the Merger Agreement, that Agreement and the proposed merger between the Company and MainStreet, and the ancillary proposed sale of the Company's assets to its parent, are terminated. It is anticipated that MainStreet will be filing a withdrawal of its registration statement relating to these now-terminated proposed transactions.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial Statements of Businesses Acquired

          Not Applicable

     (b)  Pro Forma Financial Information

          Not Applicable

     (c)  Exhibits

          (10) Material Contracts

               10.1 Loan and Security Agreement between South Georgia
                    Nephrology, P.C. and the Company dated July 21, 2000.

               10.2 Stock Transfer Restriction Agreement by and among South
                    Georgia Nephrology, P.C., Dr. Andrew Queler, and the Company dated July 21, 2000.

          (99) Additional Exhibits

              (i) Promissory Note from Medicore, Inc. to the Company dated August 9, 2000.

              (ii) Press Release re: termination of the proposed merger
                   between the Company and MainStreet IPO.com Inc. dated August 21, 2000.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DIALYSIS CORPORATION OF AMERICA

                                          /s/ Stephen W. Everett

                                       By--------------------------------
                                          STEPHEN W. EVERETT, President

Dated:  August 21, 2000

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                              EXHIBIT INDEX

(10)  Material Contracts

      10.1 Loan and Security Agreement between South Georgia Nephrology, P.C. and the company dated July 21, 2000.

      10.2 Stock Transfer Restriction Agreement by and among South Georgia Nephrology, P.C., Dr. Andrew Queler, and the Company dated July 21, 2000.

(99)  Additional Exhibits

      (i)  Promissory Note from Medicore, Inc. to the Company dated August 9,
           2000.

      (ii) Press Release re: termination of proposed merger between the Company and MainStreet IPO.com Inc. dated August 21, 2000.